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                                 GIBRALTAR logo


                               September 21, 1995



Mr. Jon P. Crane
9 Red Start Path
Hilton Head, SC 29926

Dear Jon,
The following is an offer to employ you as President of Standard Packaging and Printing Corp. We would like for you to start on October 1, 1995. Your base salary will be $126,000 per year, and you will receive the standard Gibraltar benefit package.

In addition, you will be given a company car per the attached policy(I agree that you can expense you current lease until it expires), and the company will pay for insurance and maintenance on the vehicle. You will also be be eligible to receive a bonus of up to 30% of your salary based on an assessment of the divisions performance each fiscal year by myself and the compensation committee of the board as compared against objectives that you and I will agree to.

You will receive 4 weeks of vacation per year.

The company will pay all of your actual moving expenses, and make a one month salary allowance to cover all other expenses associated with the move. For up to three months, the company will pay your temporary living expenses before you relocate. If you should be asked to leave for any reason other than cause during your employment by the company, you will be entitled to receive as severance you current base salary for a period of six months.

If you are in agreement with this proposed offer, please indicate by signing below.

I look forward to working with you again, and want to wish you much success in this new challenge.

Sincerely,

/s/ Walter E. Rose                    Agreed to by:  /s/ Jon P. Crane
Walter E. Rose                                           Jon P. Crane


               2115 Rexford Road o Suite 215 o Charlotte, NC 28211
                    Phone (704) 366-2929 o Fax (704) 366-6717